Exhibit (k)(3)

EXECUTION COPY

AMENDMENT NO. 1 AND WAIVER NO. 1

TO

LOAN DOCUMENTS

AMENDMENT NO. 1 AND WAIVER NO. 1, dated as of June 6, 2013 (this “Amendment”), to certain Loan Documents (as defined in the Credit Agreement, dated as of July 12, 2012, by and among CLEARBRIDGE ENERGY MLP FUND INC., a Maryland corporation (herein referred to as the “Borrower”), the Banks party thereto from time to time and STATE STREET BANK AND TRUST COMPANY (“State Street”), as agent for the Banks (in such capacity, the “Agent”) (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”)).

RECITALS

I. Capitalized terms used herein and not herein defined shall have the meanings set forth in the Credit Agreement.

II. The Borrower has entered into a new Custodian Services Agreement, dated as of October 5, 2012, by and among each Fund (as defined therein, and including, without limitation, the Borrower) on behalf of each of its Portfolios (as defined therein) and State Street (the “New Custody Agreement”). The Borrower has notified the Agent that the New Custody Agreement has replaced the Custodian Services Agreement, dated as of January 1, 2007 and as amended from time to time, among the Borrower, the Custodian and the other parties thereto (the “Existing Custody Agreement”).

III. The Borrower desires a waiver of the Specified Defaults (as defined below) and an amendment to the Credit Agreement and certain other Loan Documents upon the terms and conditions herein contained, and the Banks have agreed thereto upon the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Borrower acknowledges and agrees that during the period (the “Default Period”) from and including October 5, 2012 to the Amendment Effective Date (as defined below), solely as a result of the replacement of the Existing Custody Agreement, one or more Events of Default have occurred and are continuing under Sections 6.01(b), (c), (d), (f) and (m), respectively, of the Credit Agreement (the “Specified Defaults”).

2. The Banks hereby waive the Specified Defaults during the Default Period.

3. Each of the defined terms “Collateral Agent”, “Control Agreement”, “Custody Agreement”, “Intercreditor Agreement”, “Note Security Agent”, “Security Agreement”, and “Senior Secured Notes” contained in Section 1.01 of the Credit Agreement is hereby respectively amended and restated in its entirety as follows:

“Collateral Agent” means State Street Bank and Trust Company, or any other Person appointed pursuant to Section 2.7 of the Intercreditor Agreement, in its capacity as the collateral agent on behalf of each Security Agent (as defined in the Intercreditor Agreement).

“Control Agreement” means that certain Control Agreement, dated as of July 12, 2012, among the Borrower, the Collateral Agent, and the Custodian, as amended by the Control Agreement Amendment (as defined in the Intercreditor Agreement), as the same may be amended, restated, modified, supplemented or in effect from time to time.

“Custody Agreement” means (a) prior to October 5, 2012, that certain Custodian Services Agreement, dated as of January 1, 2007, among the Borrower, the Custodian and the other parties thereto, as the same may be amended and in effect from time to time, and (b) at all other times, that certain Custodian Services Agreement, dated as of October 5, 2012, among the Borrower, the Custodian and the other parties thereto, as the same may be amended, restated, modified, supplemented or in effect from time to time.

“Intercreditor Agreement” means that certain Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of June 6, 2013, among the Collateral Agent, the Agent and Wells Fargo Bank, National Association, as the Existing Note Security Agent, as the same may be amended, restated, modified or supplemented from time to time.

“Note Security Agent” has the meaning set forth in the Intercreditor Agreement.

“Security Agreement” means that certain Security Agreement, dated as of July 12, 2012, between the Borrower and the Agent, on behalf of itself and the Banks (as amended by Amendment No. 1 and Waiver No. 1, dated as of June 6, 2013, to certain Loan Documents), as the same may be amended, restated, modified or supplemented from time to time.

“Senior Secured Notes” means the Senior Notes (as defined in the Intercreditor Agreement).

4. Each of the defined terms “Senior Note Documents” and “Senior Note Security Agreement” contained in Section 1.01 of the Credit Agreement is hereby deleted.

5. Section 5.01(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(h) prior written notice of any Refinancing of, or any amendment, consent, waiver or other modification of the terms of, any Note Purchase Agreement (as defined in the Intercreditor Agreement), any Senior Secured Notes, or any Note Security Agreement (as defined in the Intercreditor Agreement); and

6. Section 5.07(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e) Debt in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding arising under the Note Documents (as defined in the Intercreditor Agreement);

7. Section 5.08(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii) Liens in favor of each Note Security Agent (as defined in the Intercreditor Agreement), for the benefit of each Applicable Note Party (as defined in the Intercreditor Agreement), securing the obligations of the Borrower under the Applicable Note Documents (as defined in the Intercreditor Agreement),

8. Section 5.21(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)(1) the Note Documents (as defined in the Intercreditor Agreement), and (2) any other agreement which prohibits or limits the Borrower from encumbering any of its assets on terms that are not materially more onerous than the prohibitions and limitations thereon contained in the Note Documents,

9. Section 1.7 of the Security Agreement is hereby amended and restated in its entirety as follows:

1.7. The term “Intercreditor Agreement” means the Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of June 6, 2013, among State Street, as bank security agent, Wells Fargo Bank, National Association, as existing note security agent, each additional note security agent that may become a party thereto from time to time, and State Street, as collateral agent, as amended and in effect from time to time.

10. Paragraphs 2 through 9 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Agent shall have received from the Borrower and the Required Banks either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Amendment) that such party has executed a counterpart of this Amendment;

(b) the Bank Security Agent (as defined in the Intercreditor Agreement), the Note Security Agent and the Collateral Agent shall have entered into an amendment and restatement of the Intercreditor Agreement (the “Restated Intercreditor Agreement”), and the Borrower shall have executed and delivered an acknowledgement thereto in form and substance satisfactory to the Agent;

(c) the Agent shall have received from the Borrower a true, correct and complete copy of each of the following: (i) the New Custody Agreement, as amended, supplemented or otherwise modified through the Amendment Effective Date, and (ii) an amendment to the Note Purchase Agreement, in each case in form and substance satisfactory to the Agent;

(d) the Agent shall have received an original of Amendment No. 1, dated as of the date hereof, to the Control Agreement, executed and delivered by the Borrower, the Collateral Agent and the Custodian;

(e) the Agent shall have received the legal opinion or opinions of one or more counsel (who shall be reasonably satisfactory to the Agent and the Banks) for the Borrower, covering such matters relating to the transactions contemplated hereby as the Agent and the Banks may require;

(f) the Agent shall have received from the Borrower a manually signed certificate from the Secretary or Assistant Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Charter Documents have not been amended, supplemented or otherwise modified since July 12, 2012 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification; and

(g) the Borrower shall have paid all reasonable out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith to the extent they have been invoiced one business day prior to the date hereof.

11. The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing, (b) agrees and admits that, to its knowledge, as of the date hereof, it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, after giving effect to the waiver and amendments provided in paragraphs 2 through 9 of this Amendment, (i) no Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all respects on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

12. On and after the Amendment Effective Date, (i) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby, and (ii) each reference in the Security Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Security Agreement in any other Loan Document shall be deemed a reference to the Security Agreement as amended hereby. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

13. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an electronic counterpart to this Amendment (including by .pdf or similar format) shall be as effective as delivery of an original counterpart.

14. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending this Amendment to take effect as a sealed instrument, have caused this Amendment No. 1 and Waiver No. 1 to Loan Documents to be duly executed by their respective authorized officers as of the day and year first above written.

CLEARBRIDGE ENERGY MLP FUND INC.

By:	/s/ Kenneth D. Fuller
Name: Kenneth D. Fuller
Title: Chairman, President and CEO

STATE STREET BANK AND TRUST COMPANY, as a Bank and as Agent

By:	/s/ James H. Reichert
Name: James H. Reichert
Title: Vice President

Clearbridge Energy MLP Amendment No. 1 and Waiver No. 1